UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  July 6, 2007

TeamStaff, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-18492

New Jersey	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1545 Peachtree Street, N.E. Suite 340
Atlanta, GA 30309
(Address and zip code of principal executive offices)

(732) 748-1700
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 6, 2007, TeamStaff, Inc. received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market notifying us that the closing price per share of our common stock was below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, we no longer meet The Nasdaq Stock Market’s minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Nasdaq has provided us with 180 calendar days, or until January 2, 2008, to regain compliance. To regain compliance with the minimum bid price requirement, the closing bid price of our common stock must remain above $1.00 for a minimum of ten consecutive trading days during the 180-day compliance period. If this occurs, Nasdaq will provide us with written notification of compliance.  However, if we do not regain compliance by January 2, 2008 our common stock will be delisted from The Nasdaq Global Market.

In the event that we were to receive notice that our common stock will be delisted, Nasdaq rules permit us to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, in the event that such a delisting determination was based solely on non-compliance with the minimum bid price rule, we may be permitted to transfer the listing of our common stock to the Nasdaq Capital Market if we satisfy all criteria for initial inclusion on such market other than compliance with the minimum bid price requirement. In the event of such a transfer, the Nasdaq Marketplace Rules provide that we would be granted an additional 180 calendar days to comply with the minimum bid price rule while on the Nasdaq Capital Market.

The 180-day compliance period relates exclusively to our bid price deficiency. We may be delisted during the 180-day period for failure to maintain compliance with any other listing requirement which occurs during this period. TeamStaff’s management and Board of Directors are considering various alternatives to address this issue. On July 12, 2007, we issued a press release disclosing this matter, a copy of which is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Exhibit Title or Description
	99.1	Press Release dated July 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.

By: /s/ Rick Filippelli

Name: Rick Filippelli
Title: President and Chief Executive Officer
Date: July 12, 2007

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated July 12, 2007.